SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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Bio-Matrix Scientific Group, Inc.
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(Exact name of registrant as specified in its charter)
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Delaware	33-0824714
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(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

4700 Spring Street, Suite 304, La Mesa, California	91942
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(Address of principal executive offices)	(Zip Code)

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BIO-MATRIX SCIENTIFIC GROUP, INC.
              2013 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN

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(Full title of the plan)
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David R. Koos
Chief Executive Officer
4700 Spring Street, Suite 304, La Mesa, California 91942
 (619) 702-1404

copies to:
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David R. Koos
4700 Spring Street, Suite 304, La Mesa, California 91942
Chief Executive Officer
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(Name and address and telephone of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to beRegistered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Stock, par value $0.0001 per share, to be issued under the BIO- MATRIX SCIENTIFIC GROUP, INC.2013 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN	30,000,000	$0.0021	$63,000	$8.60

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers 30,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) of Bio-Matrix Scientific  Group Inc. (the “Registrant”), issuable pursuant to the BIO- MATRIX SCIENTIFIC GROUP, INC.2013 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock on April 30, 2013, as reported on the OTCQB Tier operated by OTC Markets Group, Inc. (the “OTCQB”) on April 30, 2013 .

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 EXPLANATORY NOTES

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register an aggregate of 30,000,000 shares of our Common Stock issuable to employees and consultants pursuant to the BIO-MATRIX SCIENTIFIC GROUP, INC.  2013 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN2012 (the “Employee and Consultant Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Registrant will provide without charge to each person to whom a copy of a section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to David R. Koos at (619) 702-1404.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated by reference in this Registration Statement:

Annual Report on Form 10-K for the year ended September 30, 2012 filed March 6, 2013

Current Report on Form 8-K Filed March 12, 2103

Quarterly Report on Form 10-Q for the period ended December 31, 2012 filed March 31, 2013

The description of the Registrant's common stock contained in the Registrant's Form 10SB/A dated September 19, 2001

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Article XXII of the Bylaws of the Issuer are as follows:

Section 1. Indemnification. The Board of Directors may, in such cases or categories of cases as it deems appropriate, indemnify and hold harmless, or make provision for indemnifying and holding harmless, Members of the Board of Directors, officers, employees, and agents of the corporation, and persons who formerly held such positions, and the estates of any of them against any or all claims and liabilities (including reasonable legal fees and other expenses incurred in connection with such claims or liabilities) to which any such person shall have become subject by reason of his having held such a position or having allegedly taken or omitted to take any action in connection with such position.

If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

5.1	Opinion of Joseph Pittera
23.1	Consent of John Kinross Kennedy, CPA
23.2	Consent of Joseph Pittera (Filed in Exhibit 5.1)
23.3	Consent of Seale and Beers CPAs
99.1	BIO-MATRIX SCIENTIFIC GROUP, INC. 2013 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Mesa, California, on May 1, 2013.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By: /s/David R. Koos ------------------------------------------- David R. Koos Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David R. Koos David R. Koos	Chief Executive Officer (Principal Executive Officer) Date: May 1, 2013

/s/ David R. Koos David R. Koos	Acting Chief Financial Officer (Principal Financial and Accounting Officer) Date: May 1, 2013

/s/ David R. Koos David R. Koos	Chairman of the Board and Director Date: May 1, 2013